FOR IMMEDIATE RELEASE

NATURALLY ADVANCED TECHNOLOGIES ANNOUNCES THE FIRST
SUSTAINABLE, COMMERCIALLY VIABLE COMPLEMENT TO COTTON

Company Planting 300 Acres of Fiber-Variety Flax in Kingstree, South Carolina;
Commencing Growing Trials as Part of the Initiative

PORTLAND, OR (September 20, 2010) --Naturally Advanced Technologies Inc., (OTCBB: NADVF, TSXV: NAT), the developers of the patented CRAiLAR(R) process, announced today that they have created a sustainable, commercially viable complement to cotton using flax as a raw material.

After successfully transforming hemp fibers into yarns and fabrics with the desirable qualities of cotton, NAT stated it is now engaged in a strategic shift to use flax fibers as the foundation for the next phase of its proprietary CRAiLAR Organic Fiber technology.

"This is an industry first," said Ken Barker, CEO of Naturally Advanced Technologies. "With cotton prices currently at 90 to 93 cents per pound, flax is a cost-effective raw material for fiber production. The productivity of our process using flax is twice as efficient as it is with hemp, yielding nearly twice as much usable fiber after going through the CRAiLAR process. Our recent spinning trials with CRAiLAR processed flax have been highly successful, which further validates the feasibility of flax as a practical, economically viable complement to cotton."

Flax is easy to grow with minimal use of herbicides, pesticides and engineered irrigation and is abundant in the U.S. and Canada, which significantly reduces costs from a supply-chain perspective as compared to other natural fibers. The CRAiLAR process can also be used with the stalk portion of the oilseed flax plant -- traditionally cultivated for food and industrial applications -- which would normally be discarded during processing. Making use of this byproduct, in addition to processing fiber-variety flax, further enhances CRAiLAR's sustainability factor.

The all-natural, 100%-organic CRAiLAR process is the first to successfully remove the binding agents from flax that contribute to its stiff texture. The process bathes bast fibers in a proprietary enzyme wash that transforms them into soft, yet strong and durable textile fibers, which can be used in both fashion and industrial applications. Fibers made through the CRAiLAR process have the comfort and breathability of cotton, with the strength, moisture-wicking properties and shrink-resistance of sturdy bast fibers. NAT's recent trials have proven that flax can be spun on existing machinery to produce a yarn that can be used alone or blended with other fibers.

The company is in the advanced stages of developing partner relationships with industry giants that produce goods with fashion and industrial textiles. Spinning trials are currently underway.

"The opportunity is tremendous" added Barker. "Our ability to economically commercialize flax fibers in partnership with brands who have such broad consumer bases means, for the first time, sustainability can be affordable to everyone."

Naturally Advanced Technologies has scheduled a press-conference call Thursday, Sept. 23, at 8 a.m. PDT, during which Barker will provide an update on recent corporate developments, followed by a question-and-answer session.

For more information on the patented CRAiLAR(R) process and Naturally Advanced Technologies Inc., visit www.naturallyadvanced.com.

About Naturally Advanced Technologies Inc.

Naturally Advanced Technologies Inc. is committed to unlocking the potential of renewable and environmentally sustainable biomass resources from hemp and other bast fibers. The Company, through its wholly owned subsidiary, CRAiLAR(R) Fiber Technologies Inc., is developing proprietary technologies for production of bast fibers, cellulose pulp, and their resulting by-products, in collaboration with Canada's National Research Council and the Alberta Research Council. CRAiLAR(R) technology offers cost-effective and environmentally sustainable processing and production of natural, bast fibers such as hemp and flax, resulting in increased performance characteristics for use in textile, industrial, energy, medical and composite material applications. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing and adheres to a "triple bottom line" philosophy, respecting the human rights of employees, the environmental impact of the Company's operations and fiscal responsibility to its shareholders. See www.naturallyadvanced.com Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statement Disclaimer

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward looking statements.

Investor Contact
Rick Anguilla
Guidance Counsel
503.820.3565
ir@naturallyadvanced.com
www.guidancecounsel.com

Media Contact
Cheryl Roth / Erin Brunner
organicworks PR
212.253.0474
Cheryl@organicworkspr.com
Erin@organicworkspr.com